Exhibit 99.1

February 24, 2021

TopBuild Commences Senior Notes Offering

DAYTONA BEACH, Fla. – Feb. 24, 2021 — TopBuild Corp. (NYSE:BLD), a leading installer and distributor of insulation and building material products in the United States, is commencing a private offering of $400 million aggregate principal amount of senior unsecured notes due 2029.   The Company intends to use the net proceeds from the offering, together with cash on hand, to redeem its existing $400 million 5.625% senior unsecured notes maturing in 2026.  The notes offering is subject to market and other conditions, and there is no assurance that the offering will be completed or, if completed, as to the terms on which it will be completed.

The notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements.  This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About TopBuild

TopBuild Corp., a Fortune 1000 Company headquartered in Daytona Beach, Florida, is a leading installer and distributor of insulation and building material products to the U.S. construction industry. We provide insulation and building material services nationwide through TruTeam®, which has close to 200 branches, and through Service Partners® which distributes insulation and building material products from over 75 branches.  We leverage our national footprint to gain economies of scale while capitalizing on our local market presence to forge strong relationships with our customers.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying its expected results.  These forward-looking statements are distinguished by the use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods.  These views involve risks and uncertainties that are difficult to predict and, accordingly, the Company’s actual results may differ materially from the results discussed in its forward-looking statements.  The Company’s forward-looking statements contained herein speak only as of the date of this press release.  Factors or events the Company cannot predict, including those described in the risk factors contained in its filings with the Securities and Exchange Commission, may cause the Company’s actual results to differ from those expressed in forward-looking statements.  Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be achieved, and the Company undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events or otherwise.

Investor Relations and Media Contact

Tabitha Zane

tabitha.zane@topbuild.com

386-763-8801